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                                                                    EXHIBIT 10.2


                               MARKETING AGREEMENT

      This agreement made as of the first day of April, 1996 by and between TROPICAL HAWAIIAN PRODUCTS, INC., a Hawaiian corporation whose address is PO Box 210, Keaau, Hawaii, 96749 (hereinafter called "THP"), and CALAVO GROWERS OF CALIFORNIA, a California corporation, whose address is 15661 Red Hill Avenue, Tustin, California 92680 (hereinafter called "Calavo").

      WHEREAS THP is engaged in the growing and packing of papaya in the Puna district of the Island of Hawaii,

      WHEREAS Calavo is engaged in the receiving and packing of various food products and in marketing these products and certain processed food products in the United States of America and elsewhere, and

      WHEREAS THP and Calavo desire to enter into a papaya marketing agreement (hereinafter "Agreement"), and Calavo desires to license THP to employ the Calavo trademark on papaya to be marketed by Calavo for THP hereunder.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, THP and Calavo agree as follows:

      Article 1. APPOINTMENT. THP hereby appoints Calavo to be a non-exclusive marketer of its papaya in the territory set forth in Article 2 below, subject to the terms and conditions herein contained, and Calavo accepts such appointment. THP intends to market in the same market areas under its brand name and will not interfere with Calavo's customer base.

      Article 2. TERRITORY. The territory covered by this Agreement is the continental United States of America, Canada and Europe.

      Article 3. TERM. The term of this Agreement shall be for a period of five
(5) years commencing on the first day of April, 1996 and shall continue on a year-to-year basis unless either party gives the other six (6) months prior written notice of its intention to terminate the Agreement. For purposes of this Agreement, the fiscal year shall be deemed to be from November 1 until October 31.

      Article 4. PRICES AND TERMS.

      4.1 QUANTITY. THP agrees to provide on consignment to Calavo a minimum sufficient to meet Calavo's marketing needs of its export grade production not sold in State of Hawaii from the Puna district of the Island of Hawaii, subject to the following paragraph, destined for the geographical marketing area defined in Article 2, above.

      4.2 MARKETING. Calavo will use its best efforts to market such papaya at such prices and terms as are reasonably satisfactory and profitable to THP and shall return to THP the FOB Hilo price less Calavo's marketing commission pertaining thereto.

      4.3 PRICE. For purposes of this Agreement, the FOB Hilo price is defined as the gross sales proceeds less the deduction for Calavo's actual costs, without markup, for transportation and, when necessary, warehousing, insurance, handling and palletization from the proceeds of papaya sold by Calavo on a basis other than FOB port of entry. Proceeds shall include any credits issued to customers by Calavo in compensation for unsatisfactory papaya. Calavo may use its warehouse facilities to store product in which case THP agrees to Calavo's billing rate as its "actual cost."

      4.4 MARKETING COMMISSION. Calavo shall be entitled to deduct from the FOB Hilo price a marketing commission for that volume of THP papaya marketed by it under any label or brand controlled by THP or any label or brand owned or controlled by Calavo.



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      Article 5. PAYMENT AND YEAR-END ACCOUNTING

      5.1 PAYMENTS. Calavo shall provide to THP a summary showing the distribution of all papaya sold including the port of entry, volume, sales price, distribution costs and such other information as required to carry out this Agreement. Payment to THP for the total net proceeds due THP for the reported period shall accompany the summary. Calavo shall make available to persons designated in writing by THP all records of Calavo which are used in the preparation of the monthly summary and payment to THP. Said records will be made available at least once each month at Calavo's principal place of business. Payment dates are shown on Exhibit A.

      5.2 YEAR-END ACCOUNTING. At the end of each fiscal year, Calavo shall make available to THP a written final accounting of all THP papaya delivered to and marketed by Calavo, said accounting to include a physical inventory of all papaya in storage.

      5.3 YEAR-END PAYMENTS. Any payments due either Calavo or THP pursuant to this Agreement shall be made not later than thirty (30) days following the completion of the annual audit of the fiscal year with respect to which such payments are due.

      5.4 ADVANCES. Calavo will advance the estimated value, less deductions, of the unsold units made available to Calavo by the last Saturday of each calendar month. The advance will be recovered with the next settlement payment. If there are insufficient funds available to recover the advance amount, THP will refund the balance upon demand.

      Interest will be deducted at the rate charged by CoBank to Calavo for its seasonal term loans for the applicable advance period. Interest charges will be for one calendar month.

      The advance will be included in the regular monthly payment.

      Article 6. RESTRICTIVE COVENANT. During the term of this Agreement, Calavo shall not engage in marketing or selling, directly or indirectly, of THP papaya in the state of Hawaii unless requested by THP in writing.

      Article 7. CANCELLATION. either party may cancel this Agreement at any time and for any reason upon providing to the other party six (6) months prior written notice.

      Article 8. RESPONSIBILITIES OF THP. THP shall be responsible for growing, preparation for market and delivery of papaya, loaded into containers or individual cases as specified by Calavo, to the air or ocean carrier. THP shall approve the design of, and be responsible for procurement of, packaging material. THP shall be responsible for all losses due to arrival of unsatisfactory fruit at Calavo's customers when such arrival results from the unsatisfactory condition of fruit on delivery.

      Article 9. RESPONSIBILITIES OF CALAVO. Calavo shall be responsible for arranging for and payment of transportation from ports of entry to its mainland warehouse facilities to customers' addresses and for pricing schedules, invoicing of customers and collection of accounts receivable. Calavo shall be responsible for all bad debts arising from Calavo's sale of fresh papaya. Calavo shall be responsible for advertising, promotion and all other appropriate marketing functions and shall perform these with diligence. Calavo shall be the sole judge of the quality and quantity of these marketing functions, and no liability shall be incurred by THP in connection with any of these functions.

      Article 10. DELIVERY, CUSTODY AND CONTROL. All papaya delivered by THP for sale will be produced, prepared and delivered in condition to meet quality standards reasonably satisfactory to Calavo. Such fruit as delivered will, moreover, be of such quality and condition as is necessary to satisfy federal food and drug laws and regulations, and any similar laws or regulations which may from time to time apply to the product delivered. No papaya delivered by THP to Calavo hereunder will, when delivered, be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938, as amended, and that such products will not be produced or delivered to Calavo in violation of Section 404 of said act. Fruit quality is a condition precedent for this Agreement.



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      Custody and control of papaya shall pass from THP to Calavo upon delivery to and receipt by the air or ocean carrier.

      Article 11. MARKETING COOPERATION. The parties recognize that close cooperation is essential to the success of this Agreement and each shall accord to the other a high degree of cooperation in scheduling the production, handling and distribution of papaya marketed hereunder.

      Calavo shall provide to THP, quarterly, an updated 12 month papaya sales projection. THP will use its best efforts to arrange its production schedules to meet these sales requirements. The parties shall work out between themselves an information system to provide THP with order data to enable THP to schedule its production activities efficiently. THP, in turn, will provide fiscal year projected production information to Calavo by month. In addition, THP will provide to Calavo updated production forecasts in a timely manner.

      Article 12. EXCUSE OF PERFORMANCE. The performance of this Agreement on the parts of THP and Calavo shall be excused for any contingency beyond their control, similar or dissimilar to strikes, labor controversies, fires, war, acts of God or the elements, embargoes, governmental orders or restrictions as to the growing, sale or delivery of papaya, inability to secure transportation, strikes or lockouts or stoppage of work in the plants of THP or Calavo which prevent orderly operation, or inability for any other reason not due to gross negligence or misconduct of THP or Calavo to fulfill their respective performances under this Agreement. Said excuse of performance shall continue only for the duration of said contingency.

      Article 13. TRADEMARK

      13.1 LICENSE. All papaya marketed hereunder shall be marketed under the Calavo mark. Accordingly, Calavo grants to THP the right to use the trademark "Calavo" on, and only on, papaya delivered by THP to Calavo hereunder.

      13.2 INSPECTION. THP will permit duly authorized representatives of Calavo to inspect the premises of THP where papaya are produced, processed and/or packaged at all reasonable times and upon advance written notice to THP. Further, THP shall, upon written request of Calavo, submit to Calavo or to its duly authorized representatives samples of papaya which it intends to deliver for sale under the trademark for the purpose of ascertaining or determining compliance with reasonable standards of quality established from time to time by Calavo.

      13.3 USE OF TRADEMARK. THP shall not use the trademark in connection with papaya delivered and sold hereunder in a manner harmful to Calavo's ownership of the trademark. THP shall provide Calavo with samples of all literature, packages, labels and labeling prepared by THP and using Calavo's trademark, none of which shall be used without Calavo's prior consent. When using the trademark under this Agreement, THP shall undertake to comply substantially with all laws pertaining to trademarks in force in countries where the papaya is sold.

      13.4 REGISTRATION OF LICENSE. If the law requires, Calavo shall make application to register THP as a Permitted User or Registered User of the trademark and, if necessary, THP shall undertake to join in such application and to execute and such documents as may be necessary to implement such application.

      13.5 EXTENT OF LICENSE. The right granted in this Article 13 shall be nonexclusive and shall not be transferable without Calavo's prior written consent.

      13.6 MAINTENANCE OF TRADEMARK. Calavo will use its best efforts to register and maintain, or cause to be registered and maintained, the trademark to enable THP's papaya to be distributed and sold under the trademark as provided herein.

      13.7 TERMINATION. Upon termination of this Agreement (regardless of how terminated), all rights of THP with respect to the Calavo trademark shall thereby immediately terminate. THP shall execute such documents and shall take such actions as Calavo may reasonable require to confirm the termination of THP's interest in said trademark.



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      Article 14. INSURANCE. Each party shall obtain and keep in effect product liability insurance naming the other party as additional insured which covers liabilities arising from the growing, packaging, marketing and selling of papaya with liability limits of not less than one million dollars ($1,000,000.00).

      Article 15. INDEMNIFICATION. Except as otherwise provided herein, THP and Calavo each will indemnify, defend and hold the other harmless from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of the performance of their respective obligations under this Agreement.

      Article 16. IMMEDIATE TERMINATION. In the event of the filing of a petition by or against either party for its adjudication as a bankrupt or for any reorganization or arrangement of the party under any bankruptcy, insolvency or similar law, which within thirty (30) days of the filing thereof has not been dismissed, or any assignment made for the benefit of either party's creditors, this Agreement shall immediately become void and unenforceable, and no further rights or liabilities shall accrue to either party hereunder.

      Article 17. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the successors and assigns of either party, but shall not be assigned by either party hereto without the prior written consent of the other party.

      Article 18. MODIFICATION. No termination hereof or modification or waiver of any of the provisions herein contained, or any future representations, promises or conditions in connection with the subject matter hereof, shall be binding upon either THP or Calavo unless made in writing and signed on the parties' behalf by their duly authorized representatives.

      Article 19. ARBITRATION. Any dispute under this Agreement shall be settled by arbitration in Los Angeles, California pursuant to the rules, then prevailing, of the American Arbitration Association.

      Article 20. CONSTRUCTION AND INTERPRETATION. This Agreement shall be governed by and interpreted and construed in accordance with the laws of and applicable to the State of California.

      Article 21. NOTICE. All notices required of THP or Calavo shall be sent by mail to the parties' above-listed addresses.

      Article 22. INTEGRATION AND EFFECT. this Agreement represent and integrates all of the terms and conditions and representations made by either party and supersedes any other contract heretofore entered into or discussed by the parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


TROPICAL HAWAIIAN PRODUCTS, INC.        CALAVO GROWERS OF CALIFORNIA
FEDERAL ID # 77-0272980                 FEDERAL ID # 95-0591900

By  /s/ LECIL E. COLE                     By   /s/ ALLEN J. VANGELOS
  ------------------------------             -----------------------------------


Date    4-8-96                          Date    4/9/96
    ----------------------------             -----------------------------------


                                          By   /s/ EGIDIO CARBONE
                                             -----------------------------------


                                        Date     4/9/96
                                             -----------------------------------



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                   MARKETING AGREEMENT BETWEEN CALAVO AND THP

                                    EXHIBIT A

DETAIL:

1.      Payment shall be by wire transfer to THP's bank account as follows:

        a. Sales from the first day of the month to the last day of the month, payment will be made no later than ten (10) days after cut off.

            Account Number
                              ------------------------------

            Bank Name
                         ------------------------------

            Bank Address
                            ---------------------------

                            ---------------------------

            ABA Number
                          ----------------------------

2.      Payment for all Calavo marketed fruit will be made as follows:

        a. Customer Invoiced Amount (C & F)

        b. Less: Freight and Charges to Port of Entry or Customer

        c. Less: Cooling/Conditioning Charge @ 30 cents/Box

        d. Equals: FOB Hilo

        e. Less: Commission @ 10% (FOB Hilo)

        f. Net Due to THP

        g. Plus: Cooling/Conditioning Charge

        h. Less: Repacking, Inspection, Etc. Fees Incurred

        i. Gross Proceeds to THP

3. Rebate from United Airlines based upon volume discount will be paid to THP when the credit is utilized less 10% commission based on detail supplied by carrier. Travel credits will be used 60% THP, 40% Calavo; it is understood and agreed that all travel credit used by Calavo will be for the promotion of papayas. THP will deliver sufficient volumes to qualify for "minimum guarantees" as detailed in United Airlines Cargo Agreement.

4. THP will reimburse Calavo for all advertising and promotion expenses. THP will approve all programs by the first of each quarter. Calavo will deduct the cost from each settlement and deliver supporting documentation with each deduction.